UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2017

DORIAN LPG LTD.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	001-36437	66-0818228
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

c/o Dorian LPG (USA) LLC, 27 Signal Road, Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

(Registrant's telephone number, including area code): 203-674-9900

(Former Name or Former Address, if Changed Since Last Report): None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On May 31, 2017, Dorian LPG Ltd. (the "Company") entered into an Amendment No. 2 (the "Bank Amendment") to the $758 million facility agreement originally dated March 23, 2015, as amended, by and among Dorian LPG Finance LLC, as borrower, the Company, as facility guarantor, certain wholly-owned subsidiaries of the Company as upstream guarantors, ABN Amro Capital USA LLC, Citibank N.A., London Branch, ING Bank N.V., London Branch, and DVB Bank SE, as bookrunners, and the lenders party to the agreement (the "2015 Debt Facility").
Key amendments to the 2015 Debt Facility as part of the Bank Amendment are as follows:
Liquidity
$26.8 million of restricted cash has been released to the Company to prepay debt, interest and certain fees. $24.8 million of the released restricted cash will be applied to the next two debt principal payments.  The Company has agreed to recontribute $22.0 million to the restricted cash account over the next 12 months, unless it completes a common stock offering with net proceeds of at least $50.0 million, in which case the Company will be required to maintain a minimum of at least 5% of the total principal amount of the facility in the restricted cash account.
In addition, the maximum level of minimum liquidity has been permanently reduced to $40.0 million, and the definition thereof has also been expanded for one year to capture other cash balances previously excluded.
Relaxation of Certain Covenants
Minimum interest coverage ratio of consolidated EBITDA to consolidated net interest expense shall be reduced from 2.00x to 1.25x for the twelve months ending March 31, 2018 and to 1.50x for the twelve months ending March 31, 2019. Thereafter, the covenant shall revert to the previously agreed level of 2.50x.
Minimum value (the ratio of the value of the pledged vessels to the outstanding debt) has also been amended to 125% for the twelve months ending March 31, 2018 and 130% for the twelve months ending March 31, 2019. Thereafter, the covenant shall revert to the previously agreed level of 135%.
Other Amendments
In the event that the Company completes a common stock offering with net proceeds of at least $50 million, limitations related to the Company's ability to declare dividends and repurchase shares of Company stock, as introduced in the Bank Amendment, will be eliminated, and the minimum liquidity requirement will be further decreased.  In any event, such limitation on dividends and share repurchases will terminate two years from the date of the Bank Amendment.
The Company paid to the lenders a $1 million fee in connection with the Bank Amendment.

The foregoing description of the Bank Amendment does not purport to be complete and is qualified in its entirety by reference to the full text thereof, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Item 8.01. Other Events

On June 1, 2017, the Company issued a press release announcing the Bank Amendment.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1
Amendment No. 2 dated May 31, 2017 to the facility agreement originally dated March 23, 2015, as amended, by and among Dorian LPG Finance LLC, as borrower, the Company, as facility guarantor, certain wholly-owned subsidiaries of the Company as upstream guarantors, ABN Amro Capital USA LLC, Citibank N.A., London Branch, ING Bank N.V., London Branch, and DVB Bank SE, as bookrunners, and the lenders party to the agreement.

99.1	Press Release dated June 1, 2017.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 1, 2017		DORIAN LPG LTD. (registrant)

	By:	/s/ Theodore B. Young
Theodore B. Young
Chief Financial Officer